Exhibit 10.3

DATED 20 MARCH 1998

J.R. COURTENAY (N.Z.) LIMITED

-and-

DARIO EDUARDO MASUTTI

____________________________________

EMPLOYMENT CONTRACT
____________________________________

THIS AGREEMENT is made on 20 March 1998

BETWEEN:

(1)	J.R. COURTENAY (N.Z.) LIMITED (“J.R. Courtenay”);

(2)	DARIO EDUARDO MASUTTI (the “Executive”).

INTRODUCTION

A.	The Executive is both a shareholder and director of J.R. Courtenay.

B.	The Executive has been employed by J.R. Courtenay since it’s incorporation on an oral employment contract. The terms of that contract have never been formalized in writing.

C.
An agreement has been entered into whereby all of the shares in J.R. Courtenay, including the Executive’s shares, are to be sold to a New Zealand subsidiary of ICO Inc. Following the sale the Executive will continue on as an employee of J.R. Courtenay, but in a new capacity as Managing Director.

D.	The parties now wish to formalize the Executive’s terms and conditions of employment in writing.

E.
J.R. Courtenay has agreed, in light of the change of ownership and in return for the Executive agreeing to sign this Agreement, to pay the Executive the sum of NZ$10,000 (less tax) in one lump sum as an ex-gratia payment.

AGREEMENT

1.	INTERPRETATION

In this Agreement, unless the context otherwise requires:

“Board” means the Board of Directors of J.R. Courtenay for the time being;

“Confidential Information” means all information regarding the prior, current or future business interests, knowhow, methodology or affairs of the Group;

(a)	which the Executive has been or may be given in relation to or during the course of his employment or engagement with J.R. Courtenay; or

(b)
which has come or may come to the Executive’s knowledge in relation to or during the course of his employment or engagement with J.R. Courtenay and which the Executive has been or is told is, or which from its nature and content, is or would reasonable be expected to be, confidential, whether such information:

(i)	is oral, written or recorded or stored by electronic magnetic, electromagnetic or other process or otherwise in a machine readable form; or

(ii)	originates from or has been obtained by or come into the possession custody, control or knowledge of J.R. Courtenay,

including, without limitation, and as applicable, all:

(iii)	business plans;

(iv)	planning and marketing strategies, procedures, techniques and information;

(v)	accounting procedures and financial information for contracts or assignments whether oral or written or in the process of formalization;

(vi)	customer lists, supplier lists and price lists;

(vii)	knowhow, trade secrets, research, development and survey information; and

(viii)	training and product policy manuals,

“Commencement Date” means the date of incorporation of J.R. Courtenay;

“Competitor” means any person which in the reasonable opinion of J.R. Courtenay is or is likely to be engaged directly or indirectly in the production or distribution of goods the same as or similar to or which compete with goods produced by the Group;

“Group” means all the Group Companies; and

“Group Company” means J.R. Courtenay or any company which is a related company (within the meaning of that term as defined in Section 2(3) of the Companies Act 1993) of J.R. Courtenay.

2.	EMPLOYMENT

The Executive will, during the currency of this Agreement:

(a)
undertake the duties more fully described in the job specification which is to be agreed by the parties as soon as practicable after the signing of this agreement or in such other capacity as agreed between the Board and the Executive;

(b)	devote all of the Executive’s time and attention, during business hours, to J.R. Courtenay’s business;

(c)	diligently and faithfully serve J.R. Courtenay and use all means in his power to promote and protect the interests of J.R. Courtenay; and

(d)	carry out and comply with all reasonable and lawful directions given to him by the Board.

4.	REMUNERATION

4.1
J.R. Courtenay agrees to pay the Executive NZ$200,000 per annum, paid monthly (two weeks in arrears and two weeks in advance) into a bank account of the Executive’s choice. The Executive’s salary will be reviewed by J.R. Courtenay annually in light of the following criteria:

(a)	the profit performance of J.R. Courtenay;

(b)
the Executive’s own personal performance including the attainment or otherwise of goals and targets which may reasonably have been set and established as part of the Executive’s duties and job function; and

(c)	prevailing and expected market conditions.

4.2
In addition to the base salary referred to in clause 4.1 J.R. Courtenay may in its sole discretion, consider at the time that the salary is reviewed under clause 4.1, payment of a bonus amount to the Executive in the light of the criteria set out in clause 4.1.

4.3	In addition to the base salary referred to in clause 4.1 J.R. Courtenay will also provide the Executive with the following benefits:

(a)
Southern Cross Ultracare medical insurance. J.R. Courtenay reserves the right to change the service provider so long as the benefit to the Executive is at a level which is substantially similar to the Ultracare policy;

(b)
Superannuation. J.R. Courtenay will continue to provide the Executive with a defined contribution superannuation scheme. Both the Executive and J.R. Courtenay will contribute 5% of the Executive’s bas salary to the scheme. J.R. Courtenay reserves the right to change the service provider (currently Sun Alliance) so long as the benefit to the Executive is at a level which is substantially similar to the benefit provided under that scheme;

(c)	Life insurance to the value of three times the Executive’s salary;

(d)	Payment of home telephone rental and reimbursement of any business related calls;

(e)	Mobile telephone rental and reimbursement of any business related calls;

(f)	Company vehicle to be chosen by the Executive up to the value of $85,000. The Executive may update the vehicle as reasonably necessary.

4.4
J.R. Courtenay reserves the right to amend, substitute or withdraw any of the benefits listed above so long as the total value of the Executive’s remuneration package is no less than as specified in this Agreement.

4.5
On the second anniversary of the Commencement Date and providing the Executive is in compliance with the terms of this Agreement, the Executive shall be entitled to a one-off incentive payment of NZ$50,000.

4.6	The remuneration package specified in this Agreement covers payment for overall job performance and, as such, no overtime will be paid.

5.	HOLIDAYS/WORKING HOURS/LEAVE

5.1
The Executive will work J.R. Courtenay’s normal working hours, currently being 8:30am to 5:30pm or those of any other Group Company on whose behalf the Executive may be directed work, and will work such hours as may from time to time reasonably be required of him for the proper performance of his duties under this Agreement.

5.2
The Executive will continue to be entitled to four weeks paid annual leave per annum to be taken at a time mutually agreed by J.R. Courtenay and the Executive in addition to public holidays, as provided for in the Holidays Act 1981. Any leave not taken in the 24 month period following its accrual will be forfeited.

5.3	The Executive will be entitled to reasonable special leave as required provided that J.R. Courtenay is notified if the Executive is likely to be absent for more than two weeks at any given time.

6.	EXECUTIVE’S RESTRAINTS

6.1	The Executive will not, without the prior written consent of J.R. Courtenay (such consent not to be unreasonably withheld):

(a)
except as permitted by clause 6.3, during the currency of this Agreement be actively employed, engaged, concerned or interested (whether directly or indirectly) in any way whatsoever in any other business activity whatsoever provided that nothing in this clause shall prevent the Executive from engaging in any passive activity that does not divert the Executive’s time and attention away from his duties under this Agreement; or

(b)
except as permitted by clause 6.3, for a period of two years after the date of cessation of his employment (“Last Day”) be directly or indirectly engaged, interested or concerned whether on his own account or as a shareholder, employee, partner, agent, representative, consultant, lender of money, guarantor or in any other capacity in a business or activity, within New Zealand or the State of Victoria in Australia at the Last Day which is or is likely to be in competition in any material way with any business or activity carried on by any Group Company as at the Last Day and which the Executive has been materially involved with during his employment; or

(c)
for a period of two years after the Last Day, either by or on behalf of or for the benefit of himself or any other person, firm or company directly or indirectly solicit the custom or any person, firm or company which is or was at any time during the executive’s employment with J.R. Courtenay, a customer or supplier of J.R. Courtenay or of any other Group Company; or

(d)
for a period of two years after the Last Day solicit the services of or endeavour to entice away from J.R. Courtenay or any other Group Company any director or executive of J.R. Courtenay or other person (whether or not such person would commit any breach of contract or terms of employment by leaving his employment) and nor will the Executive during that period knowingly, aid or assist in or procure the employment by any person, firm or company with which the Executive is associated of any such person.

6.2	The Executive will not at any time after the date of cessation of his employment represent himself as being in any way connected with or interested in J.R. Courtenay or any other Group Company.

6.3
Nothing in this clause 6 will prevent the Executive from holding or being interested in any securities (such term will be deemed to include any shares or debentures) which are listed or quoted on a recognized Stock Exchange provided that any securities which the Executive holds or in which he is interested do not represent more than 5 percent in nominal value or (in the case of securities not having a nominal value, in number) of any class of securities which are so listed or quoted.

6.4
Each undertaking contained in clause 6.1 is to be read and construed independently of the other undertakings contained in that clause so that, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, the remaining undertakings will remain valid to the extent that they are not held to be so invalid.

6.5
The undertakings in clause 6.1 are considered by the parties to be reasonable in all the circumstances. However, if any undertaking should be held invalid as an unreasonable restraint of trade or for any other reason whatever, but would have been held valid if part of its wording had been deleted or duration reduced, or the range of activities or area dealt with reduced in scope, that undertaking will be deemed to apply with the appropriate modifications necessary to make it valid and effective.

7.	CONFIDENTIALITY AND CONFLICT OF INTEREST

7.1	The Executive acknowledges that:

(a)	in the course of employment the Executive has had and will have access to Confidential Information through involvement with the Group; and

(b)	the Confidential Information is the property of the Group; and

(c)	the Confidential Information could be utilized by Competitors to the detriment of the Group.

7.2 The Executive undertakes and warrants that, both while engaged by J.R. Courtenay and at all times thereafter the Executive will:

(a)	not disclose the Confidential Information to any other person;

(b)	be responsible for maintaining the secrecy and confidentiality of the Confidential Information;

(c)	not use the Confidential Information or any part of it for his own purposes or for the purposes of any other person;

(d)	not disclose to any person that the Confidential Information has been disclosed to the Executive or that the Executive is performing any work for or on behalf of the Group;

(e)	not accept instructions from or perform services for a Competitor at any time while the Executive is engaged by J.R. Courtenay except with the prior written consent of J.R. Courtenay;

(f)	not do any act which would give rise to a conflict of interest and will immediately notify J.R. Courtenay should any conflict of interest arise;

(g)
upon request from J.R. Courtenay or on termination of employment or engagement with J.R. Courtenay, surrender and return promptly to J.R. Courtenay any and all materials comprising the Confidential Information.

7.3
The Executive shall be discharged from the obligations of confidentiality imposed under this Agreement in respect of any part of the Confidential Information if the Executive is able to establish to the reasonable satisfaction of J.R. Courtenay that:

(a)	such part of the Confidential Information was at the date of execution of this Agreement published and in the public domain; or

(b)	such part of the Confidential Information has entered the public domain through no action or fault on the part of the Executive.

7.4
The Executive may be discharged from the obligations of confidentiality imposed under this Agreement in respect of any part of the Confidential Information only by agreement in writing duly executed by J.R. Courtenay.

7.5
The Executive undertakes that all work carried out by the Executive directly or indirectly during the term of the Executive’s employment by or engagement with J.R. Courtenay is carried out in the capacity of an employee, and ownership in all results of such work including (without limitation) all innovations, inventions, copyright, processes or procedures shall vest in J.R. Courtenay to confirm J.R. Courtenay’s ownership.

7.6
On ceasing to be employed by J.R. Courtenay, the Executive will return any Confidential Information and Group property then in his possession or under his control, including but not limited to drawings, blue-prints, tapes and disks, print-outs or any other reproductions, notebooks, documents and reports or any items which related to the business of the Group, its clients or suppliers.

7.7
The Executive acknowledges the value of the Confidential Information to the Group and the potential consequences of any breach by the Executive of this clause 7 to be such that any breach by the Executive should entitle J.R. Courtenay (in addition to any other remedy J.R. Courtenay might have at law) to the award of immediate injunctionary relief and award of damages.

8.	TERMINATION

8.1	Either party may terminate this Agreement by giving three months’ notice in writing. J.R. Courtenay may:

(a)	make a payment of salary in lieu of giving all or part of the notice in accordance with this clause; or

(b)	require the Executive to cease some or all duties of his employment and may exclude the Executive from any premises of J.R. Courtenay or the Group during the period of notice set out in this clause.

8.2
In addition, J.R. Courtenay will be entitled to terminate this Agreement at any time during its currency without any period of notice and without payment in lieu of notice if the Executive is, in the opinion of J.R. Courtenay, guilty of serious misconduct.

8.3
J.R. Courtenay reserves the right to terminate the Executive’s employment by notice in accordance with clause 8.1 if J.R. Courtenay considers the Executive to have any conflict of interest potentially detrimental to the interests of the Group.

9.	REDUNDANCY

9.1
J.R. Courtenay may terminate the Executive’s employment if the position filled by the Executive becomes superfluous to the needs of J.R. Courtenay during the term of this Agreement (“Redundancy”). If a Redundancy situation arises:

(a)	J.R. Courtenay will give one months’ notice or pay in lieu of notice;

(b)	J.R. Courtenay will pay to the Executive:

(i)	six month’s salary for the Executive’s first year of service; and

(ii)	one month’s salary for each year of service thereafter,

up to a maximum of 12 month’s salary.

(c)	the notice period set out in clause 8.1 will not apply.

No further payments shall be made to the Executive in a Redundancy situation. For the purposes of this clause “salary” will mean the base salary of the Executive at the date of termination and “year of service” will mean either a partial or complete year of service. For the purposes of this clause, the Executive’s service is deemed to have commenced on 31 March 1998.

9.2
Should the business or any part of the business of J.R. Courtenay or of the Group Company for which the Executive works from time to time be sold, transferred or amalgamated with any other entity and the new entity offers the Executive employment on terms and conditions which are overall no less favourable than those contained in this Agreement, the Executive will not be entitled to any redundancy payment, period of notice of termination or payment in lieu of notice and J.R. Courtenay will be entitled to terminate the employment immediately by notice.

10.	DISPUTES AND PERSONAL GRIEVANCES

10.1
Any dispute regarding the interpretation, application or operation of this Agreement or any personal grievance (as defined in section 27 of the Employment Contracts Act 1991) shall be resolved in accordance with this clause.

10.2
Any personal grievance must be submitted to J.R. Courtenay within the period of ninety days, beginning with the date on which the action alleged to amount to a personal grievance has occurred or has come to the notice of the Executive, whichever is the later. If the personal grievance is not submitted within this period J.R. Courtenay is not obliged to consider the Executive’s grievance.

10.3
Any dispute or personal grievance shall e submitted to the arbitration of such person as J.R. Courtenay and the Executive agree, or failing agreement, to a person appointed by the President of the Auckland District Law Society. Subject to the provisions of Parts III (excluding the provisions of Schedule 1) and IV (excluding the provisions of Schedule 2) of the Employment Contracts Act 1991 as amended from time to time any such arbitration shall be conducted in accordance with the Arbitration Act 1996 as amended or replaced from time to time. Neither the Employment Tribunal nor the Employment Court ahs any jurisdiction to determine the dispute or personal grievance or to review the decision of the arbitrator.

10.4	The parties agree that any dispute or personal grievance shall be dealt with confidentially.

11.	NOTICES

All notices given under this Agreement will be in writing and may be served by J.R. Courtenay on the Executive either personally or by leaving it or sending it by registered mail to the Executive’s last known address and may be served by the Executive by leaving any such notice at the registered office of J.R. Courtenay or by sending it by registered mail addressed to J.R. Courtenay at its registered office. Any notice sent by post will be deemed to have been served 7 days following that on which it is posted and in proving such service it will be sufficient to show that the notice was properly addressed and posted. Any notice may also be given be telex or facsimile and will be deemed to be a notice in writing and will be served at the time of successful transmission.

12.	PRIOR AGREEMENTS AND VARIATIONS

This Agreement supersedes any previous agreements between the parties written or oral, relating to the subject matter and may be amended or modified only by written agreement executed by the Executive and J.R. Courtenay.

13.	WAIVER

Failure of J.R. Courtenay to insist in any one or more instances upon the strict performance and observation by the Executive of any of the terms of this Agreement will not be construed as a waiver of any such term for the future and such term or terms will continue in full force and effect and be enforceable by J.R. Courtenay at any time.

14.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of a provision of this Agreement under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

15.	JURISDICTION

This agreement is governed by the laws of New Zealand.

16.	EFFECTIVE DATE

This Agreement shall take effect on 31 March 1998.

EXECUTED as an agreement.

SIGNED for and on behalf of	)
J.R. COURTENAY (N.Z.))
LIMITED by:	)	/s/

SIGNED by	)
DARIO EDUARDO MASUTTI	)	/s/ Dario Eduardo Masutti